EXHIBIT 99.1

Operating Model

	Q1 05	Q2 05	Q3 05	Q4 05	Q1 06	LT Target
Revenue	100%	100%	100%	100%	100%	100%
Gross Margin*	41%	40%	28%	32%	38%	40%-45%
Sales and Marketing	35%	28%	27%	26%	22%	15%-17%
Research and development	30%	33%	39%	30%	28%	11%-13%
General and Administrative	16%	20%	11%	10%	11%	5%-6%

Operating Income (Loss)*	-41%	-42%	-48%	-34%	-23%	6%-12%

*	Excludes Amortization of Intangibles, Asset Impairment Charges and Restructuring Charges